Exhibit 10.1

Senior Executive Long Term Disability
Supplemental Coverage Reimbursement Policy

Coverages under the Company’s Group Long Term Disability (LTD) Plan which only covers base salary and Supplemental LTD Plan which covers any excess base salary and bonus are fully paid for by our associates.   With one limited exception for senior executives earning an annual base salary in excess of $400,000 (“Highly Compensated Senior Executives”), associates are not reimbursed for this expense.  The Company annually reimburses through bonuses (on a grossed up basis) the Highly Compensated Senior Executives for their premiums related to their supplemental LTD coverage, and the Company expects such annual aggregate bonuses to be approximately $70,000.